Exhibit 99.1

HCA	news

FOR IMMEDIATE RELEASE
INVESTOR CONTACT:	MEDIA CONTACT:
Mark Kimbrough	Jeff Prescott
615-344-2688	615-344-5708
HCA Reports Third Quarter 2006 Results
Nashville, Tenn., October 20, 2006 — HCA (NYSE: HCA) today announced results for the quarter ended September 30, 2006. Net income for the third quarter of 2006 totaled $240 million, or $0.58 per diluted share, compared to $280 million, or $0.62 per diluted share, in the third quarter of 2005. Results for the third quarter of 2006 include gains on sales of facilities of $41 million, or $0.06 per diluted share, and transaction costs related to the proposed merger of $9 million, or $0.01 per diluted share. Third quarter 2005 results include costs, net of estimated recoveries, of $33 million, or $0.05 per diluted share, related to hurricane damage and business interruption and a tax benefit of $22 million, or $0.05 per diluted share, from the repatriation of foreign earnings.
Third quarter 2006 results include additional compensation costs of $11 million, or $0.02 per diluted share, due to the expensing of stock options and employee stock purchase plan shares associated with the January 1, 2006 adoption of FASB Statement 123 (R), “Share-Based Payment.”
Revenues in the third quarter of 2006 totaled $6.2 billion compared to $6.0 billion in the third quarter of 2005. Same facility revenues increased 5.4 percent compared to the third quarter of 2005. Same facility revenue per equivalent admission increased 6.4 percent in the third quarter of 2006 (6.8 percent increase when adjusted for uninsured discounts) compared to the third quarter of 2005.
Same facility admissions increased 0.1 percent in the third quarter of 2006 compared to the prior year’s third quarter. Same facility equivalent admissions, which take into consideration outpatient volumes, decreased 0.9 percent compared to the third quarter of 2005. Same facility outpatient surgical cases declined 2.8 percent in the third quarter of 2006, due to declines of 4.3 percent in hospital based outpatient surgeries and 0.1 percent in freestanding ambulatory surgical cases compared to the third quarter of 2005.
The provision for doubtful accounts in the third quarter of 2006 totaled $677 million, or 10.9 percent of revenues, compared to $618 million, or 10.3 percent of revenues, in the prior year. Adjusted to reflect uninsured discounts, the provision for doubtful accounts totaled $954 million, or 14.7 percent of revenues, in the third quarter of 2006, compared to $859 million, or 13.7 percent of revenues, in the third quarter of 2005.
Uninsured discounts in the third quarters of 2006 and 2005 were $277 million and $241 million, respectively. HCA’s uninsured discount policy, which became effective in the first quarter of 2005, lowers revenues and the provision for doubtful accounts by generally corresponding amounts. Charity care totaled $329 million in the third quarter of 2006, compared to $298 million in the previous year’s third quarter. Same facility uninsured admissions, which include charity patients, increased by 2,257 admissions or 10.1 percent, in the third quarter of 2006 compared to the same period of 2005.
Effective July 1, 2006, we sold four hospitals (three in West Virginia and one in Virginia) to LifePoint Hospitals, Inc. for $256 million. A gain of $32 million pretax, or $0.05 per diluted share, on the sale of the hospital located in Virginia was recognized in the third quarter of 2006. Certificates of Need (“CONs”) are required for the sale of the three West Virginia hospitals included in the transaction. Because filings seeking the revocation of the CONs were pending at the time of the closing, HCA and LifePoint have agreed that under certain circumstances, LifePoint may require us to repurchase the three West Virginia Hospitals. Generally, those circumstances require a final and nonappealable order revoking the CONs or an order requiring LifePoint to divest the hospitals or cease operations. In the event of such a repurchase, the repurchase price would be based upon the original purchase price and adjusted for working capital changes, capital expenditures and other items. Due to the CON proceedings and the repurchase provision, we have deferred the recognition of the gain of approximately $61 million pretax related to the three West Virginia hospitals until the CON appeals are resolved.
Effective October 1, 2006, we sold two hospitals in Florida for $266 million. A pretax gain of approximately $91 million, or $0.09 per diluted share, will be recognized in the fourth quarter of 2006 related to this sale.
Revenues for the nine months ended September 30, 2006 were $19.0 billion compared to $18.3 billion for the first nine months of 2005. Net income totaled $914 million, or $2.23 per diluted share, for the nine months ended September 30, 2006, compared to $1.1 billion, or $2.46 per diluted share, for the first nine months of 2005.
Cash Flow and Balance Sheet
HCA’s cash flows from operations totaled $653 million in the third quarter of 2006 compared to $938 million in the third quarter of 2005. Cash flows from operations during the third quarter of 2006 were negatively affected by the combined impact of lower net income and an increase of $153 million in net accounts receivable during the third quarter of 2006 (primarily due to a delay by CMS in the processing of Medicare claims in September as mandated by provisions of the Deficit Reduction Act) compared to a decrease of $78 million in net accounts receivable during the third quarter of 2005.

As of September 30, 2006, HCA’s balance sheet reflected total debt of $11.3 billion, stockholders’ equity (including common and minority equity) of $6.0 billion and total assets of $23.1 billion. HCA’s ratio of debt to debt plus common and minority equity was 65.2 percent at September 30, 2006, compared to 64.8 percent at December 31, 2005.
HCA had 409.7 million common shares outstanding at September 30, 2006, compared to 417.5 million shares at December 31, 2005.
Proposed Merger
The Company announced on July 24, 2006 the execution of a definitive merger agreement with an acquiring consortium led by Bain Capital, Kohlberg Kravis Roberts & Co. and Merrill Lynch Global Private Equity, along with HCA founder, Dr. Thomas F. Frist, Jr. and certain members of his family, pursuant to which HCA shareholders will receive $51.00 per share in cash for each share of HCA common stock they hold. The transaction is subject to receipt of stockholder approval and customary regulatory approvals, as well as satisfaction of other customary closing conditions. The transaction is expected to close in the fourth quarter of 2006.
The Company will hold a special meeting of its shareholders to consider the merger. The meeting will be held at HCA’s executive offices at One Park Plaza, Nashville, Tennessee 37203 on November 16, 2006, at 11:00 a.m., local time, for shareholders of record on October 6, 2006.
Important Additional Information Regarding The Merger Has Been Filed With The SEC
In connection with the proposed merger, HCA has filed a definitive proxy statement with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES THERETO. Investors and security holders may obtain a free copy of the proxy statement and other documents filed by HCA at the Securities and Exchange Commission’s web site at http://www.sec.gov. The proxy statement and such other documents may also be obtained for free from HCA by directing such request to HCA Inc., Office of Investor Relations, One Park Plaza, Nashville, Tennessee 37203, telephone: (615) 344-2068.
HCA and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of HCA’s participants in the solicitation, which may be different than those of HCA stockholders generally, is set forth in HCA’s proxy statements and Annual Reports on Form 10-K, previously filed with the Securities and Exchange Commission, and in the proxy statement relating to the merger.
Due to the announced merger agreement, the Company will not hold a conference call or webcast regarding its third quarter results.
###

Cautionary Note Regarding Forward Looking Statements
This press release contains forward-looking statements based on current management expectations. Those forward-looking statements include all statements other than those made solely with respect to historical facts. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to, (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the outcome of any legal proceedings instituted against the Company and others in connection with the merger; (3) the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to completion of the merger; (4) the failure to obtain the necessary debt financing arrangements set forth in commitment letters received in connection with the merger; (5) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; (6) the ability to recognize the benefits of the merger; (7) the amount of the costs, fees, expenses and charges related to the merger and the actual terms of certain financings that will be obtained for the merger; (8) the impact of the substantial indebtedness incurred to finance the consummation of the merger; (9) the amount of the costs, fees, expenses and charges related to the merger and the actual terms of certain financing that will be outlined for the merger; (10) increases in the amount and risk of collectibility of uninsured accounts, and deductibles and copayment amounts for insured accounts; (11) the ability to achieve operating and financial targets, attain expected levels of patient volumes and control the costs of providing services; (12) possible changes in the Medicare, Medicaid and other state programs that may impact reimbursements to health care providers and insurers; (13) the highly competitive nature of the health care business; (14) changes in revenue mix and the ability to enter into and renew managed care provider agreements on acceptable terms; (15) the efforts of insurers, health care providers and others to contain health care costs; (16) the impact of our charity care and uninsured discounting policies; (17) the outcome of our continuing efforts to monitor, maintain and comply with appropriate laws, regulations, policies and procedures and our corporate integrity agreement with the government; (18) changes in federal, state or local regulations affecting the health care industry; (19) delays in receiving payments for services provided; (20) the ability to attract and retain qualified management and personnel, including affiliated physicians, nurses and medical support personnel; (21) the outcome of governmental investigations by the United States Attorney for the Southern District of New York and the Securities and Exchange Commission (the “SEC”); (22) the outcome of certain class action and derivative litigation filed with respect to us; (23) the possible enactment of federal or state health care reform; (24) the availability and terms of capital to fund the expansion of our business; (25) the continuing impact of hurricanes on our facilities, the ability to obtain recoveries under our insurance policies, and the ability to secure adequate insurance coverage in future periods; (26) the resolution of the CON appeal with respect to the three West Virginia hospitals sold to LifePoint; (27) changes in accounting practices; (28) changes in general economic conditions; (29) future divestitures which may result in charges; (30) changes in business strategy or development plans; (31) the outcome of pending and any future tax audits, appeals and litigation associat ed with our tax positions; (32) potential liabilities and other claims that may be asserted against us, and (33) other risk factors described in our Annual Report on Form 10-K and other filings with the SEC. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

HCA Inc.
Consolidated Income Statements
Third Quarter
(Dollars in millions, except per share amounts)

	2006		2005
	Amount	Ratio	Amount	Ratio
Revenues	$6,213	100.0%	$6,025	100.0%

Salaries and benefits	2,600	41.8	2,484	41.2
Supplies	1,046	16.8	1,009	16.8
Other operating expenses	1,037	16.8	1,030	17.1
Provision for doubtful accounts	677	10.9	618	10.3
Gains on investments	(40)	(0.7)	(21)	(0.4)
Equity in earnings of affiliates	(43)	(0.7)	(44)	(0.7)
Depreciation and amortization	348	5.6	337	5.5
Interest expense	200	3.2	160	2.7
Gains on sales of facilities	(41)	(0.7)	—	—
LBO transaction costs	9	0.2	—	—

	5,793	93.2	5,573	92.5

Income before minority interests and income taxes	420	6.8	452	7.5
Minority interests in earnings of consolidated entities	44	0.7	43	0.7

Income before income taxes	376	6.1	409	6.8
Provision for income taxes	136	2.2	129	2.1

Net income	$240	3.9	$280	4.7

Diluted earnings per share	$0.58		$0.62
Shares used in computing diluted earnings per share (000)	411,151		454,878

HCA Inc.
Consolidated Income Statements
For the Nine Months Ended September 30, 2006 and 2005
(Dollars in millions, except per share amounts)

	2006		2005
	Amount	Ratio	Amount	Ratio
Revenues	$18,988	100.0%	$18,277	100.0%

Salaries and benefits	7,816	41.2	7,390	40.4
Supplies	3,251	17.1	3,102	17.0
Other operating expenses	3,069	16.1	2,983	16.3
Provision for doubtful accounts	1,950	10.3	1,733	9.5
Gains on investments	(140)	(0.7)	(52)	(0.3)
Equity in earnings of affiliates	(151)	(0.8)	(150)	(0.8)
Depreciation and amortization	1,045	5.5	1,038	5.7
Interest expense	582	3.1	489	2.7
Gains on sales of facilities	(46)	(0.2)	(29)	(0.2)
LBO transaction costs	9	—	—	—

	17,385	91.6	16,504	90.3

Income before minority interests and income taxes	1,603	8.4	1,773	9.7
Minority interests in earnings of consolidated entities	145	0.7	132	0.7

Income before income taxes	1,458	7.7	1,641	9.0
Provision for income taxes	544	2.9	542	3.0

Net income	$914	4.8	$1,099	6.0

Diluted earnings per share	$2.23		$2.46
Shares used in computing diluted earnings per share (000)	410,205		447,500

HCA Inc.
Supplemental Operating Results Summary
(Dollars in millions, except per share amounts)

			For the Nine Months
	Third Quarter		Ended September 30,
	2006	2005	2006	2005
Revenues	$6,213	$6,025	$18,988	$18,277

Net income	$240	$280	$914	$1,099
Gains on sales of facilities (net of tax)	(25)	—	(29)	(18)
LBO transaction costs (net of tax)	6	—	6	—
Tax settlement and repatriation	—	(22)	—	(70)

Net income, excluding gains on sales of facilities, LBO transaction costs and tax settlement and repatriation	221	258	891	1,011
Depreciation and amortization	348	337	1,045	1,038
Interest expense	200	160	582	489
Minority interests in earnings of consolidated entities	44	43	145	132
Provision for income taxes	123	151	530	601

Adjusted EBITDA (a)	$936	$949	$3,193	$3,271

Diluted earnings per share:
Net income	$0.58	$0.62	$2.23	$2.46
Gains on sales of facilities	(0.06)	—	(0.07)	(0.04)
LBO transaction costs	0.01	—	0.01	-
Tax settlement and repatriation	—	(0.05)	—	(0.16)

Net income, excluding gains on sales of facilities, LBO transaction costs, and tax settlement and repatriation (a)	$0.53	$0.57	$2.17	$2.26

Shares used in computing diluted earnings per share (000)	411,151	454,878	410,205	447,500

(a)	Net income, excluding gains on sales of facilities, LBO transaction costs and tax settlement and repatriation and adjusted EBITDA are non-GAAP financial measures. We believe that net income, excluding gains on sales of facilities, LBO transaction costs and tax settlement and repatriation and adjusted EBITDA are important measures that supplement discussions and analysis of our results of operations. We believe that it is useful to investors to provide disclosures of our results of operations on the same basis as that used by management. Management relies upon net income, excluding gains on sales of facilities, LBO transaction costs and tax settlement and repatriation and adjusted EBITDA as the primary measures to review and assess operating performance of its hospital facilities and their management teams.

Management and investors review both the overall performance (including; net income, excluding gains on sales of facilities, LBO transaction costs and tax settlement and repatriation, GAAP net income and GAAP EPS) and operating performance (adjusted EBITDA) of our health care facilities. Adjusted EBITDA and the adjusted EBITDA margin (adjusted EBITDA divided by revenues) are utilized by management and investors to compare our current operating results with the corresponding periods during the previous year and to compare our operating results with other companies in the health care industry. It is reasonable to expect that gains on sales of facilities will occur in future periods, but the amounts recognized can vary significantly from quarter to quarter, do not directly relate to the ongoing operations of our health care facilities and complicate quarterly comparisons of our results of operations and operations comparisons with other health care companies.

Net income, excluding gains on sales of facilities, LBO transaction costs and tax settlement and repatriation and adjusted EBITDA are not measures of financial performance under accounting principles generally accepted in the United States, and should not be considered as alternatives to net income as a measure of operating performance or cash flows from operating, investing and financing activities as a measure of liquidity. Because net income, excluding gains on sales of facilities, LBO transaction costs and tax settlement and repatriation and adjusted EBITDA are not measurements determined in accordance with generally accepted accounting principles and are susceptible to varying calculations, net income, excluding gains on sales of facilities, LBO transaction costs and tax settlement and repatriation and adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.

HCA Inc.
Supplemental Non-GAAP Disclosures
Operating Measures Adjusted for the Impact of Discounts for the Uninsured
Third Quarter 2006
(Dollars in millions, except revenue per equivalent admission)

						Non-
		Uninsured	Non-GAAP	GAAP %		GAAP %
	GAAP	Discounts	Adjusted	of		Adjusted
	Amounts	Adjustment(a)	Amounts(b)	Revenues		Revenues
				2006	2005	2006	2005
Consolidated:
Revenues	$6,213	$277	$6,490	100.0%	100.0%	100.0%	100.0%

Salaries and benefits	2,600	—	2,600	41.8%	41.2%	40.1%	39.6%
Supplies	1,046	—	1,046	16.8%	16.8%	16.1%	16.1%
Other operating expenses	1,037	—	1,037	16.8%	17.1%	16.0%	16.5%
Provision for doubtful accounts	677	277	954	10.9%	10.3%	14.7%	13.7%

Admissions	394,700		394,700
Equivalent admissions	594,500		594,500
Revenue per equivalent admission	$10,453		$10,919
% change from prior year	6.8%		7.3%

Same Facility:
Revenues	$6,067	$272	$6,339
Admissions	389,700		389,700
Equivalent admissions	583,400		583,400
Revenue per equivalent admission	$10,399		$10,866
% change from prior year	6.4%		6.8%
(a)	Represents the impact of the discounts for the uninsured for the period. On January 1, 2005, we modified our policies to provide discounts to uninsured patients who do not qualify for Medicaid or charity care. These discounts are similar to those provided to many local managed care plans. In implementing the discount policy, we first attempt to qualify uninsured patients for Medicaid, other federal or state assistance or charity care. If an uninsured patient does not qualify for these programs, the uninsured discount is applied. On a consolidated basis, we recorded $277 million and $241 million of uninsured discounts during the third quarters of 2006 and 2005, respectively.
(b)	Revenues, the provision for doubtful accounts, certain operating expense categories as a percentage of revenues and revenue per equivalent admission have been adjusted to exclude the discounts under our uninsured discount policy (non-GAAP financial measures). We believe these non-GAAP financial measures are useful to investors to provide disclosures of our results of operations on the same basis as that used by management. Management uses this information to compare revenues, the provision for doubtful accounts, certain operating expense categories as a percentage of revenues and revenue per equivalent admission, adjusted for the impact of the uninsured discount policy. Management finds this information to be useful to enable the evaluation of revenue and certain expense category trends that are influenced by patient volumes and are generally analyzed as a percentage of net revenues. These non-GAAP financial measures should not be considered an alternative to GAAP financial measures. We believe this supplemental information provides management and the users of its financial statements with useful information for period-to-period comparisons. Investors are encouraged to use GAAP measures when evaluating our overall financial performance.

HCA Inc.
Supplemental Non-GAAP Disclosures
Operating Measures Adjusted for the Impact of Discounts for the Uninsured
Nine Months Ended September 30, 2006
(Dollars in millions, except revenue per equivalent admission)

						Non-
		Uninsured	Non-GAAP	GAAP %		GAAP %
	GAAP	Discounts	Adjusted	of		Adjusted
	Amounts	Adjustment(a)	Amounts(b)	Revenues		Revenues
				2006	2005	2006	2005
Consolidated:
Revenues	$18,988	$791	$19,779	100.0%	100.0%	100.0%	100.0%

Salaries and benefits	7,816	—	7,816	41.2%	40.4%	39.5%	39.3%
Supplies	3,251	—	3,251	17.1%	17.0%	16.4%	16.5%
Other operating expenses	3,069	—	3,069	16.1%	16.3%	15.6%	15.8%
Provision for doubtful accounts	1,950	791	2,741	10.3%	9.5%	13.9%	12.1%

Admissions	1,218,600		1,218,600
Equivalent admissions	1,830,400		1,830,400
Revenue per equivalent admission	$10,374		$10,806
% change from prior year	6.2%		7.5%

Same Facility:
Revenues	$18,400	$782	$19,182
Admissions	1,192,400		1,192,400
Equivalent admissions	1,779,100		1,779,100
Revenue per equivalent admission	$10,342		$10,782
% change from prior year	5.6%		6.9%
(a)	Represents the impact of the discounts for the uninsured for the period. On January 1, 2005, we modified our policies to provide discounts to uninsured patients who do not qualify for Medicaid or charity care. These discounts are similar to those provided to many local managed care plans. In implementing the discount policy, we first attempt to qualify uninsured patients for Medicaid, other federal or state assistance or charity care. If an uninsured patient does not qualify for these programs, the uninsured discount is applied. On a consolidated basis, we recorded $791 million and $534 million of uninsured discounts during the nine months ended September 30, 2006 and 2005, respectively.
(b)	Revenues, the provision for doubtful accounts, certain operating expense categories as a percentage of revenues and revenue per equivalent admission have been adjusted to exclude the discounts under our uninsured discount policy (non-GAAP financial measures). We believe these non-GAAP financial measures are useful to investors to provide disclosures of our results of operations on the same basis as that used by management. Management uses this information to compare revenues, the provision for doubtful accounts, certain operating expense categories as a percentage of revenues and revenue per equivalent admission, adjusted for the impact of the uninsured discount policy. Management finds this information to be useful to enable the evaluation of revenue and certain expense category trends that are influenced by patient volumes and are generally analyzed as a percentage of net revenues. These non-GAAP financial measures should not be considered an alternative to GAAP financial measures. We believe this supplemental information provides management and the users of its financial statements with useful information for period-to-period comparisons. Investors are encouraged to use GAAP measures when evaluating our overall financial performance.

HCA Inc.
Condensed Consolidated Balance Sheets
(Dollars in millions)

	September 30,	June 30,	December 31,
	2006	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$541	$736	$336
Accounts receivable, net	3,567	3,414	3,332
Inventories	659	646	616
Deferred income taxes	588	552	372
Other	462	570	559

Total current assets	5,817	5,918	5,215

Property and equipment, at cost	21,957	21,592	20,818
Accumulated depreciation	(10,248)	(10,014)	(9,439)

	11,709	11,578	11,379

Investments of insurance subsidiary	2,105	2,134	2,134
Investments in and advances to affiliates	680	665	627
Goodwill	2,663	2,648	2,626
Deferred loan costs	72	74	85
Other	79	103	159

	$23,125	$23,120	$22,225

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,268	$1,240	$1,484
Accrued salaries	638	639	561
Other accrued expenses	1,345	1,506	1,264
Long-term debt due within one year	831	659	586

Total current liabilities	4,082	4,044	3,895

Long-term debt	10,512	11,005	9,889
Professional liability risks	1,351	1,315	1,336
Deferred taxes and other liabilities	1,135	1,029	1,414
Minority interests in equity of consolidated entities	919	901	828

Stockholders’ equity	5,126	4,826	4,863

	$23,125	$23,120	$22,225

Current ratio	1.43	1.46	1.34
Ratio of debt to debt plus common and minority equity	65.2%	67.1%	64.8%
Shares outstanding (thousands)	409,680	409,237	417,513

HCA Inc.
Consolidated Statements of Cash Flows
For the Nine Months Ended September 30, 2006 and 2005
(Dollars in millions)

	2006	2005
Cash flows from operating activities:
Net income	$914	$1,099
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful accounts	1,950	1,733
Depreciation and amortization	1,045	1,038
Income taxes	(399)	158
Gains on sales of facilities	(46)	(29)
Change in operating assets and liabilities	(2,250)	(1,521)
Other	210	151

Net cash provided by operating activities	1,424	2,629

Cash flows from investing activities:
Purchase of property and equipment	(1,330)	(1,048)
Acquisition of hospitals and health care entities	(103)	(100)
Disposal of hospitals and health care entities	328	57
Change in investments	(122)	(206)
Other	1	23

Net cash used in investing activities	(1,226)	(1,274)

Cash flows from financing activities:
Issuance of long-term debt	1,400	—
Net change in revolving bank credit facility	665	(700)
Repayment of long-term debt	(1,222)	(560)
Repurchase of common stock	(653)	—
Issuance of common stock	97	947
Payment of cash dividends	(201)	(191)
Other	(79)	(159)

Net cash provided by (used in) financing activities	7	(663)

Change in cash and cash equivalents	205	692
Cash and cash equivalents at beginning of period	336	258

Cash and cash equivalents at end of period	$541	$950

Interest payments	$554	$454
Income tax payments, net of refunds	$935	$384

HCA Inc.
Operating Statistics

			For the Nine Months
	Third Quarter		Ended September 30,
	2006	2005	2006	2005
Consolidated Hospitals:
Number of Hospitals	172	180	172	180
Weighted Average Licensed Beds	40,352	42,089	40,954	41,965
Licensed Beds at End of Period	40,382	42,119	40,382	42,119

Reported:
Admissions	394,700	405,100	1,218,600	1,245,300
% Change	-2.6%		-2.1%
Equivalent Admissions	594,500	615,500	1,830,400	1,871,600
% Change	-3.4%		-2.2%
Revenue per Equivalent Admission	$10,453	$9,788	$10,374	$9,765
% Change	6.8%		6.2%
Inpatient Revenue per Admission	$9,815	$9,310	$9,723	$9,178
% Change	5.4%		5.9%

Patient Days	1,931,400	1,963,600	5,994,900	6,131,900
Equivalent Patient Days	2,909,000	2,984,600	9,004,300	9,216,200

Inpatient Surgery Cases	133,800	136,300	403,100	408,200
% Change	-1.8%		-1.2%
Outpatient Surgery Cases	196,700	206,300	620,300	633,500
% Change	-4.6%		-2.1%

Emergency Room Visits	1,289,600	1,357,700	3,947,700	4,095,100
% Change	-5.0%		-3.6%

Outpatient Revenues as a Percentage of Patient Revenues	36.4%	36.1%	36.3%	36.4%

Average Length of Stay	4.9	4.8	4.9	4.9

Occupancy	52.0%	50.7%	53.6%	53.5%
Equivalent Occupancy	78.3%	77.2%	80.5%	80.4%

Same Facility:
Admissions	389,700	389,400	1,192,400	1,192,300
% Change	0.1%		0.0%
Equivalent Admissions	583,400	588,800	1,779,100	1,782,400
% Change	-0.9%		-0.2%
Revenue per Equivalent Admission	$10,399	$9,773	$10,342	$9,789
% Change	6.4%		5.6%
Inpatient Revenue per Admission	$9,785	$9,372	$9,749	$9,238
% Change	4.4%		5.5%

Inpatient Surgery Cases	130,900	130,800	395,500	390,700
% Change	0.1%		1.2%
Outpatient Surgery Cases	190,000	195,500	589,700	598,800
% Change	-2.8%		-1.5%

Emergency Room Visits	1,273,300	1,292,300	3,853,500	3,829,300
% Change	-1.5%		-1.0%

Number of Consolidated and Non-Consolidated (50/50 Equity Joint Ventures) Hospitals:

Consolidated	172	180	172	180
Non-Consoldiated (50/50 Equity Joint Ventures)	7	7	7	7

Total Number of Hospitals	179	187	179	187